Exhibit 23.2
KPMG LLP
Suite 2000
303 Peachtree Street, NE
Atlanta, GA 30308
Consent of Independent Registered Public Accounting Firm
The Board of Directors
PRG-Schultz International, Inc.:
We consent to the use of our report dated March 17, 2006, with respect to the consolidated balance sheet of PRG-Schultz International, Inc. (the Company) as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2005, and related financial statement schedule, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 17, 2006 with respect to the consolidated balance sheet of the Company as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2005, and related financial statement schedule, contains an explanatory paragraph regarding matters that raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.
Atlanta, Georgia
May 31, 2007